Exhibit 99.1

TRACON Announces Presentation of Preclinical Data from Studies of TRC105 in Combination with a PD-1 Antibody in Murine Models of Colorectal Cancer

San Diego, CA – June 13, 2018 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today announced that positive preclinical data from TRC105, TRACON’s endoglin antibody, in combination with a PD-1 antibody,   were discussed in an oral presentation at the 2018 International Cancer Microenvironment Society meeting.

Dr. Mark Schoonderwoerd of Leiden University presented data from multiple murine models assessing the activity of TRC105 in combination with a PD-1 antibody. The individual antibodies as well as the combination were studied in two separate models. In the first, immunocompetent mice were implanted with a syngeneic colorectal cancer subcutaneously to mimic metastatic colorectal cancer. In the second, immunocompetent mice were implanted orthotopically to mimic advanced colorectal cancer.

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In both models, treatment with either TRC105 or a PD-1 antibody alone decreased tumor volume compared to IgG control antibody to a similar degree.  However, combined treatment with TRC105 and the PD-1 antibody significantly reduced tumor volume compared to treatment with TRC105 or PD-1 treatment alone.

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Treatment with either TRC105 or a PD-1 antibody improved survival to a similar degree compared to control antibody.   However, survival was significantly improved with combination treatment versus the individual therapies, with long-term survival demonstrated in 30% to 60% of animals.  Combination treatment also increased tumor specific T cells, indicating stimulation of an immune response.

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The activity of TRC105 given as a single agent or combined with a PD-1 antibody was diminished following CD8+ T cell depletion, indicating that TRC105 activity was mediated through an immunologic mechanism.

In a separately reported third preclinical study, an endoglin antibody specific for mouse endoglin that mimics TRC105 activity in mice, M1043, was studied in a chemically induced colorectal cancer model of early-stage colorectal cancer.

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Combined treatment with M1043 and a PD-1 antibody significantly reduced tumor volume compared to treatment with M1043 or PD-1 treatment alone. Combination treatment also significantly reduced the number of tumors that formed in response to the chemically induced carcinogenesis.

TRC105 is currently being studied in the ongoing pivotal randomized Phase 3 TAPPAS trial in angiosarcoma (NCT02979899), the randomized Phase 2 TRAXAR trial in renal cell carcinoma (NCT01806064), a Phase 1/2 trial in patients with hepatocellular carcinoma (NCT02560779), and a Phase 1 trial studying the combination of TRC105 and nivolumab (Opdivo) in patients with non-small cell lung cancer (NCT03181308).

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URL: www.traconpharma.com

About TRACON

TRACON develops targeted therapies for cancer and ophthalmic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; TRC102, a small molecule being developed for the treatment of lung cancer and glioblastoma; and TRC253, a small molecule being developed for the treatment of prostate cancer. To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

Company Contact:	Investor Contact:
Patricia Bitar	Andrew McDonald
Chief Financial Officer	LifeSci Advisors LLC
(858) 550‐0780 ext. 223	646-597-6987
pbitar@traconpharma.com	Andrew@lifesciadvisors.com